EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.3 Million in the Second Quarter; Increases Regular Quarterly Cash Dividend to $0.0925 per Share and Renews Stock Repurchase Plan

HELENA, Mont., July 24, 2018 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 132.6% to $1.3 million, or $0.24 per diluted share, in the second quarter of 2018 compared to $573,000, or $0.11 per diluted share, in the first quarter of 2018, and increased 25.0% compared to $1.1 million, or $0.27 per diluted share, in the second quarter of 2017.  Second quarter 2018 operating results were impacted by $131,000 of acquisition-related expenses, compared to $234,000 of acquisition-related expenses in the preceding quarter and no acquisition expenses in the second quarter of 2017.  In the first six months of 2018, net income increased 4.2% to $1.9 million, or $0.35 per diluted share, compared to $1.8 million, or $0.47 per diluted share, in the first six months of 2017.

Additionally, Eagle’s board of directors increased its regular quarterly cash dividend to $0.0925 per share.  The dividend will be payable September 7, 2018 to shareholders of record August 17, 2018.  The current annualized yield is 1.92% based on recent market prices.

“Our expansion in our Montana markets continues to deliver strong loan growth and is supporting our strong net interest margin,” stated Peter J. Johnson, President and CEO.  “Profitability in our second quarter was solid, and year-to-date earnings grew 4.2% compared to the first six months of 2017, reflecting the success of our completed acquisition with Ruby Valley Bank, as well as other growth initiatives we are implementing.”

The acquisition, which was completed during the first quarter of 2018, added approximately $94 million in assets, $82 million in deposits and $55 million in gross loans and made Opportunity Bank the fifth largest Montana-based bank based on asset size.

Second Quarter 2018 Highlights (at or for the three-month period ended June 30, 2018, except where noted)

  Net income was $1.3 million, or $0.24 per diluted share.
  Acquisition costs were $131,000 in the second quarter.
  Purchase discount on loans from the Ruby Valley Bank Portfolio was $1.8 million at January 31, 2018 (the “acquisition date”), of which $1.4 million remains as of June 30, 2018.
  The accretion of the loan purchase discount into loan interest income from the Ruby Valley Bank transaction was $425,000 in the second quarter, compared to zero in the preceding quarter.
  Net interest margin improved 41 basis points to 4.18% in the second quarter, compared to 3.77% in the preceding quarter.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 15.2% to $10.9 million, compared to $9.4 million in the second quarter a year ago.
  Return on average assets was 0.65%.
  Return on average equity was 5.83%.
  Total loans increased 14.5% to $581.7 million at June 30, 2018, compared to $508.1 million a year earlier.
  Commercial real estate loans increased 13.0% to $216.3 million at June 30, 2018, compared to $191.4 million a year earlier.
  Total deposits increased 19.2% to $613.2 million, compared to $514.3 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.59% at June 30, 2018.
  Declared quarterly cash dividend of $0.0925 per share.

Balance Sheet Results

Total assets increased 16.4% to $826.8 million at June 30, 2018, compared to $710.2 million a year ago, in large part due to the Ruby Valley Bank acquisition.  At March 31, 2018, total assets were $815.9 million.

“Loan production continues to grow at a healthy pace, increasing 2.6% in the second quarter, or 10.4%, on an annualized basis,” said Johnson.  Total loans increased 14.5% to $581.7 million at June 30, 2018, compared to $508.1 million a year earlier and increased 2.6% compared to $567.0 million three months earlier.

Eagle originated $84.0 million in new residential mortgages during the quarter, excluding construction loans, and sold $73.6 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.3%.  This production compares to residential mortgage originations of $50.9 million in the preceding quarter with sales of $49.0 million.

Commercial real estate loans increased 13.0% to $216.3 million at June 30, 2018, compared to $191.4 million a year earlier.  Residential mortgage loans increased modestly to $112.3 million, compared to $110.9 million a year earlier.  Commercial loans increased 25.3% to $70.0 million, home equity loans increased 7.9% to $53.2 million, residential construction loans increased 5.3% to $31.0 million and construction and development loans decreased 18.3% to $36.6 million, compared to a year ago.  Loans related to agriculture increased as a result of the acquisition.

Total deposits were $613.2 million at June 30, 2018, a 2.0% decrease compared to $625.9 million at March 31, 2018, and a 19.2% increase compared to $514.3 million a year ago.  At June 30, 2018, checking and money market accounts represent 55.7%, savings accounts represent 17.7%, and CDs comprise 26.6% of the total deposit portfolio.

Shareholders’ equity increased modestly to $91.8 million at March 31, 2018, compared to $90.9 million three months earlier and increased 47.8% compared to $62.1 million one year earlier.  Tangible book value was $14.28 per share at June 30, 2018, compared to $14.09 per share at March 31, 2018, and $14.37 per share a year earlier.

Operating Results

“Our net interest margin increased 41 basis points compared to the preceding quarter and 52 basis points compared to the second quarter a year ago, in part due to rising interest rates which produced higher yields on loans,” said Johnson.  “In addition, the interest accretion on purchased loans totaled $425,000 and resulted in a 23 basis point increase in the NIM during the second quarter, compared to no interest accretion in the preceding quarter.”  Eagle’s net interest margin was 4.18% in the second quarter, compared to 3.77% in the preceding quarter, and 3.66% in the second quarter a year ago.  In the first six months of 2018, Eagle’s net interest margin was 3.91% compared to 3.66% in the first six months a year ago.  The investment securities portfolio increased to $154.3 million at June 30, 2018, compared to $123.2 million a year ago, which increased the average yields on earning assets to 4.52% from 4.27% a year ago.

Fueled by solid loan growth and expanding yields on portfolio loans, Eagle’s second quarter revenues increased 14.3% to $10.9 million, compared to $9.5 million in the preceding quarter and increased 15.2% when compared to $9.4 million in the second quarter a year ago.  Year-to-date, revenues increased 12.5% to $20.4 million, compared to $18.1 million in the first six months of 2017.  Net interest income before the provision for loan loss increased 14.1% to $7.8 million in the second quarter compared to $6.8 million in the preceding quarter, and increased 32.8% compared to $5.9 million in the second quarter a year ago.  In the first six months of 2018, net interest income increased 29.0% to $14.7 million, compared to $11.4 million in the first six months of 2017.

With solid gains from loan sales, noninterest income increased 15.1% to $3.1 million in the second quarter, compared to $2.7 million in the preceding quarter, but decreased 13.6% compared to $3.6 million in the second quarter a year ago, when residential mortgage loan originations were very robust.  The net gain on sale of mortgage loans totaled $1.7 million in the second quarter, compared to $1.4 million in the preceding quarter and $2.3 million in the second quarter a year ago.  Year-to-date, noninterest income was $5.8 million, compared to $6.8 million in the first six months of 2017.

Second quarter noninterest expenses were $9.2 million compared to $8.3 million in the preceding quarter and $7.6 million in the second quarter a year ago.  Acquisition costs totaled $131,000 for the current quarter, compared to $234,000 for the preceding quarter.  There were no acquisition costs in the second quarter one year ago.  In the first six months of the year, noninterest expenses totaled $17.6 million, compared to $15.1 million in the first six months of 2017.

For the second quarter of 2018, Eagle recorded $293,000 in income tax expense for an effective tax rate of 18.0%, reflecting the new lower corporate tax rates.

Credit Quality

Asset quality continues to improve with lower balances of nonperforming assets and gradual increase in reserves.  The allowance for loan losses represented 370.7% of nonaccrual loans at June 30, 2018, compared to 352.3% three months earlier and 309.2% a year earlier.  The second quarter provision for loan losses was $24,000, compared to $502,000 in the preceding quarter and $302,000 in the second quarter a year ago.

Total OREO and other repossessed assets decreased to $457,000 at June 30, 2018, compared to $639,000 at March 31, 2018 and $493,000 a year ago.  Nonperforming assets (NPAs), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased to $2.1 million at June 30, 2018 or 0.26% of total assets, compared to $2.4 million, or 0.29% of total assets three months earlier and $2.2 million, or 0.31% of total assets a year earlier.

Nonperforming loans (NPLs) were $1.7 million at June 30, 2018, which was unchanged from both three months earlier and a year earlier.

Net charge-offs were $4,000 in the second quarter, compared to $122,000 in the preceding quarter and $152,000 in the second quarter a year ago.  The allowance for loan losses was $6.2 million, or 1.06% of total loans at June 30, 2018, compared to $6.1 million, or 1.08% of total loans at March 31, 2018 and $5.2 million, or 1.03% of total loans a year ago.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible asset of 9.59% at June 30, 2018.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

“Our ongoing ability to access the capital markets on favorable terms is one of the primary strengths of our franchise,” said Johnson.  On October 13, 2017, Eagle successfully completed a public offering of its common stock, and issued 1,189,041 shares and received approximately $20.1 million in net cash proceeds.

Stock Repurchase

Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 1.8% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 17 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, merger with Ruby Valley Bank, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; the effect of our acquisition of Ruby Valley Bank including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	June 30,
	2018	2018	2017

Assets:
Cash and due from banks	$7,583	$7,679	$7,244
Interest bearing deposits in banks	1,397	1,641	1,797
Federal funds sold	-	3,591	-
Total cash and cash equivalents	8,980	12,911	9,041
Securities available-for-sale, at market value	154,265	158,417	123,191
FHLB stock	4,559	3,704	4,841
FRB stock	2,019	2,019	871
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	11,700	8,979	16,206
Loans:
Real Estate loans:
Residential 1-4 family	112,314	112,891	110,906
Residential 1-4 family construction	31,009	26,608	29,440
Commercial real estate	216,264	215,208	191,427
Commercial construction and development	36,581	32,308	44,776
Farmland	28,680	25,399	9,802
Other loans:
Home equity	53,178	52,028	49,266
Consumer	16,635	17,252	15,293
Commercial	69,951	69,538	55,836
Agricultural	18,145	16,758	2,394
Unearned loan fees	(1,029)	(1,008)	(1,008)
Total loans	581,728	566,982	508,132
Allowance for loan losses	(6,150)	(6,130)	(5,225)
Net loans	575,578	560,852	502,907
Accrued interest and dividends receivable	3,668	3,212	2,174
Mortgage servicing rights, net	6,716	6,613	6,127
Premises and equipment, net	27,969	27,364	20,040
Cash surrender value of life insurance	14,670	14,575	14,289
Real estate and other repossessed assets acquired in
settlement of loans, net	457	639	493
Goodwill	12,124	12,124	7,034
Core deposit intangible	1,702	1,859	328
Deferred tax asset, net	2,012	2,040	1,132
Other assets	253	472	1,385
Total assets	$826,827	$815,935	$710,214

Liabilities:
Deposit accounts:
Noninterest bearing	133,736	133,933	91,811
Interest bearing	479,439	492,002	422,454
Total deposits	613,175	625,935	514,265
Accrued expense and other liabilities	5,535	4,697	4,867
FHLB advances and other borrowings	91,469	69,528	104,182
Other long-term debt, net	24,843	24,827	24,778
Total liabilities	735,022	724,987	648,092

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
5,718,942, 5,718,942 and 4,083,127 shares issued; 5,460,452,
5,460,452 and 3,811,409 shares outstanding at June 30, 2018,
March 31, 2018 and June 30, 2017, respectively)	57	57	41
Additional paid-in capital	51,890	51,849	22,444
Unallocated common stock held by Employee Stock Ownership Plan	(559)	(601)	(725)
Treasury stock, at cost (258,490, 258,490 and 271,718 shares at
June 30, 2018, March 31, 2018 and June 30, 2018, respectively)	(2,826)	(2,826)	(2,971)
Retained earnings	44,862	44,020	42,460
Accumulated other comprehensive (loss) income	(1,619)	(1,551)	873
Total shareholders' equity	91,805	90,948	62,122
Total liabilities and shareholders' equity	$826,827	$815,935	$710,214

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Interest and dividend Income:
Interest and fees on loans	$7,862	$6,872	$6,174	$14,734	$11,744
Securities available-for-sale	1,021	989	714	2,010	1,443
FRB and FHLB dividends	74	79	36	153	76
Interest on deposits in banks	18	17	1	35	1
Other interest income	1	-	-	1	1
Total interest and dividend income	8,976	7,957	6,925	16,933	13,265
Interest Expense:
Interest expense on deposits	494	426	376	920	756
FHLB advances and other borrowings	315	337	322	652	527
Other long-term debt	357	347	347	704	619
Total interest expense	1,166	1,110	1,045	2,276	1,902
Net interest income	7,810	6,847	5,880	14,657	11,363
Loan loss provision	24	502	302	526	603
Net interest income after loan loss provision	7,786	6,345	5,578	14,131	10,760

Noninterest income:
Service charges on deposit accounts	214	226	239	440	471
Net gain on sale of loans	1,720	1,439	2,263	3,159	4,088
Mortgage loan servicing fees	563	560	509	1,123	1,056
Wealth management income	147	132	180	279	321
Interchange and ATM fees	271	225	228	496	434
Appreciation in cash surrender value of life insurance	146	124	126	270	250
Net gain (loss) on sale of available-for-sale securities	15	(105)	(14)	(90)	(14)
Net loss on sale of real estate owned and other repossessed property	(32)	(25)	(24)	(57)	(25)
Other noninterest income	40	103	63	143	197
Total noninterest income	3,084	2,679	3,570	5,763	6,778

Noninterest expense:
Salaries and employee benefits	5,461	4,909	4,586	10,370	9,019
Occupancy and equipment expense	835	828	672	1,663	1,389
Data processing	673	637	566	1,310	1,133
Advertising	298	278	269	576	458
Amortization of mortgage servicing fees	369	241	262	610	524
Amortization of core deposit intangible and tax credits	235	102	107	337	214
Loan costs	179	136	134	315	299
Federal insurance premiums	69	69	36	138	120
Postage	84	50	51	134	99
Legal, accounting and examination fees	184	142	200	326	285
Consulting fees	25	17	59	42	108
Acquisition costs	131	234	-	365	-
Write-down on real estate owned and other repossessed property	-	-	9	-	45
Other noninterest expense	701	681	669	1,382	1,366
Total noninterest expense	9,244	8,324	7,620	17,568	15,059

Income before income taxes	1,626	700	1,528	2,326	2,479
Income tax expense	293	127	462	420	650
Net income	$1,333	$573	$1,066	$1,906	$1,829

Basic earnings per share	$0.24	$0.11	$0.28	$0.35	$0.48
Diluted earnings per share	$0.24	$0.11	$0.27	$0.35	$0.47
Weighted average shares
outstanding (basic EPS)	5,460,452	5,311,527	3,811,409	5,386,401	3,811,409
Weighted average shares
outstanding (diluted EPS)	5,524,912	5,375,987	3,869,885	5,450,861	3,872,765

ADDITIONAL FINANCIAL INFORMATION	Three Months Ended
(Dollars in thousands, except per share data)(Unaudited)	June 30,	March 31,	June 30,
	2018	2018	2017
Performance Ratios (for the Quarter):
Return on average assets	0.65%	0.28%	0.61%
Return on average equity	5.83%	2.58%	6.97%
Net interest margin***	4.18%	3.77%	3.66%
Efficiency ratio*	82.70%	86.31%	79.50%

Performance Ratios (Year-to-date):
Return on average assets	0.46%	0.28%	0.54%
Return on average equity	4.94%	2.58%	6.10%
Net interest margin***	3.91%	3.77%	3.66%
Efficiency ratio*	84.38%	86.31%	81.83%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017

Nonaccrual loans	$1,500	$1,740	$1,611
Loans 90 days past due and still accruing	159	-	79
Restructured loans, net	-	-	-
Total nonperforming loans	1,659	1,740	1,690
Other real estate owned and other repossessed assets	457	639	493
Total nonperforming assets	$2,116	$2,379	$2,183

Nonperforming loans / portfolio loans	0.29%	0.31%	0.33%
Nonperforming assets / assets	0.26%	0.29%	0.31%
Allowance for loan losses / portfolio loans	1.06%	1.08%	1.03%
Allowance / nonperforming loans	370.71%	352.30%	309.17%
Gross loan charge-offs for the quarter	$24	$130	$189
Gross loan recoveries for the quarter	$20	$8	$37
Net loan charge-offs for the quarter	$4	$122	$152

Capital Data (At quarter end):
Tangible book value per share	$14.28	$14.09	$14.37
Shares outstanding	5,460,452	5,460,452	3,811,409
Tangible common equity to tangible assets	9.59%	9.60%	7.79%

Other Information:
Average total assets for the quarter	$823,916	$816,688	$700,682
Average total assets year to date	$835,643	$816,688	$682,486
Average earning assets for the quarter	$749,725	$736,002	$644,885
Average earning assets year to date	$755,885	$736,002	$626,791
Average loans for the quarter **	$585,366	$573,015	$512,138
Average loans year to date **	$579,191	$573,015	$493,393
Average equity for the quarter	$91,462	$88,677	$61,134
Average equity year to date	$77,170	$88,677	$59,959
Average deposits for the quarter	$623,285	$605,572	$512,736
Average deposits year to date	$614,300	$605,572	$515,054

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
***Based on actual days. Previously calculated on a 360 day basis.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Calculation of Efficiency Ratio:
Noninterest expense	$9,244	$8,324	$7,620	$17,568	$15,059
Intangible asset amortization	(235)	(102)	(107)	(337)	(214)
Efficiency ratio numerator	9,009	8,222	7,513	17,231	14,845

Net interest income	7,810	6,847	5,880	14,657	11,363
Noninterest income	3,084	2,679	3,570	5,763	6,778
Efficiency ratio denominator	10,894	9,526	9,450	20,420	18,141

Efficiency ratio	82.70%	86.31%	79.50%	84.38%	81.83%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2018	2018	2017
Tangible Book Value:
Shareholders' equity	$91,805	$90,948	$62,122
Goodwill and core deposit intangible, net	(13,826)	(13,983)	(7,362)
Tangible common shareholders' equity	$77,979	$76,965	$54,760

Common shares outstanding at end of period	5,460,452	5,460,452	3,811,409

Common shareholders' equity (book value) per share (GAAP)	$16.81	$16.66	$16.30

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.28	$14.09	$14.37

Tangible Assets:
Total assets	$826,827	$815,935	$710,214
Goodwill and core deposit intangible, net	(13,826)	(13,983)	(7,362)
Tangible assets (non-GAAP)	$813,001	$801,952	$702,852

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.59%	9.60%	7.79%

Contacts:         Peter J. Johnson, President and CEO
                        (406) 457-4006
                        Laura F. Clark, EVP and CFO
                        (406) 457-4007